UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 22, 2006 (Date of earliest event reported) Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 22, 2006, Charles & Colvard, Ltd. (the “Company”) entered into the following agreements: (1) Part Time Employment Agreement (the “Agreement”) with Earl R. Hines, the Company’s Senior Vice President of Manufacturing, and (2) Retention and Incentive Option (the “Option”) with Dennis Reed, the Company’s Executive Vice President and Chief Marketing Officer. The following descriptions of the Agreement and the Option are summaries of the material terms and conditions of each of the Agreement and the Option.

Part Time Employment Agreement

Unless revoked by Mr. Hines in writing by May 29, 2006, the Agreement has an effective date of May 31, 2006 and shall continue for three years, through and including the close of business on May 31, 2009. The Agreement provides, among other things, that Mr. Hines will (i) provide advisory services related to all aspects of the development of manufacturing processes related to moissanite gemstones, (ii) participate in providing orientation for new Company employees, potential Company customers and retail jewelers, and (iii) perform other duties related thereto as the Company and Mr. Hines may determine from time to time (collectively, the “Services”). Mr. Hines may perform the Services up to 12 days a month for the first year of the Agreement, up to 6 days per month for the second year of the Agreement, and up to 3 days per month for the third year of the Agreement. Notwithstanding the foregoing, the Company may terminate the Agreement at any time for “cause,” as defined in the Agreement.

The Agreement also outlines certain terms related to Mr. Hines’ continued service to the Company, including: (i) a bonus of $200,000 payable to Mr. Hines upon execution of the Agreement, (ii) a monthly salary of $6,666.66 for the first year of the Agreement, $5,000.00 for the second year of the Agreement, and $2,500.00 for the third year of the Agreement, (iii) reimbursement for all expenses incurred on behalf (and with the prior written authorization) of the Company, and (iv) participation in the executive bonus plan for 2006. The monthly salary for the first year of the Agreement is payable even in the case of the death or disability of Mr. Hines. In addition, as a part-time employee Mr. Hines will not be eligible for the Company’s individual or group insurance policy.

The description of the Agreement set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 10.92 to this Current Report on Form 8-K and incorporated herein by reference.

Retention and Incentive Option

Pursuant to the Option, which is available to Mr. Reed through fiscal year 2010, Mr. Reed may annually elect to (i) remain a participant in the annual Management Incentive Plan adopted for all senior executives of the Company, or (ii) receive 1% of the net revenue of the Company in incentive compensation upon the Company meeting or exceeding its targeted Net Income goal for each year that the Company exceeds $100 million in net revenue (and each succeeding year) (the “Alternative Incentive”). With respect to the Alternative Incentive, the total amount received by Mr. Reed would be divided into cash and restricted stock components, with 40% of the incentive payment being in cash and 60% being in the form of restricted stock. Mr. Reed may make his election at any time during a fiscal year, but prior to such date as provided by the Company’s Chief Financial Officer.

The description of the Option set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the copy of the Option filed as Exhibit 10.93 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.92	Employment Agreement, effective May 31, 2006, between Earl R. Hines and Charles & Colvard, Ltd.

Exhibit 10.93	Retention and Incentive Option, effective May 22, 2006, between Dennis Reed and Charles & Colvard, Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ James R. Braun
James R. Braun
Vice President of Finance & Chief Financial Officer

Date: May 26 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.92	Employment Agreement, effective May 31, 2006, between Earl R. Hines and Charles & Colvard, Ltd.

Exhibit 10.93	Retention and Incentive Option, effective May 22, 2006, between Dennis Reed and Charles & Colvard, Ltd.